Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into effective as of April 15, 2026 (the “Effective Date”), by and between NextDecade Corporation, a Delaware corporation (the “Company”), and Matthew K. Schatzman (the “Executive”).
WHEREAS, the Company and the Executive are party to that certain employment agreement, initially dated as of September 8, 2017 (as amended, the “Prior Agreement”);
WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;
WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth;
WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and
NOW, THEREFORE, the Company and the Executive agree as follows:
1.EMPLOYMENT AND RESPONSIBILITIES
During the Term, the Company will employ the Executive in the positions of Chairman and Chief Executive Officer (individually “CEO”). The Executive will report directly to the Board of Directors and have such authority, and will perform all of the duties, normally associated with these positions at similarly situated companies as well as other duties as may be reasonably assigned to him consistent with his positions as Chairman and CEO. The Executive has already been elected to its Board of Directors (the “Board”) in accordance with the Company’s governing documents, and the Company will nominate the Executive for reelection to the Board during the term of the Agreement. Executive shall primarily perform services under this Agreement at the Company’s office in Houston, Texas, but Executive acknowledges that business travel is required in performing his duties and responsibilities under this Agreement.
2.ATTENTION AND EFFORT
The Executive will devote substantially all of his business time, ability, attention and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the Company’s business to the exclusion of all other business activities. However, the Executive may devote reasonable periods of time to the following: (a) engaging in charitable or community service activities; (b) serving on boards of professional organizations, or participating in industry and/or trade groups, provided that Executive gives advance written notice of such activities to the Board; and (c) serving on the boards of private and public companies, and participating in political organizations with advance written approval of the Board, which the Board may approve in its sole discretion.

3.TERM
The Company and the Executive agree that this Agreement and the Executive’s employment with the Company shall remain in effect until April 15, 2029 (the “Initial Employment Term”), unless it is earlier terminated in accordance with Section 6 below. At the conclusion of the Initial Employment Term or a Renewal Term (as defined below), this Agreement shall automatically extend for an additional one (1) year period (subject to earlier termination as provided in Section 6) (such one (1) year period, a “Renewal Term”), unless the Company gives the Executive, or the Executive gives the Company, as applicable, sufficient written notice as required in this Agreement prior to the end of the then-current Initial Employment Term or Renewal Term, as applicable, of such party’s intention to not renew this Agreement for the following period (“Notice of Non-Renewal”). The Initial Employment Term and each Renewal Term together are referred to herein as the “Term”.
4.COMPENSATION
During the Term, the Company agrees to pay the Executive, and he agrees to accept in full consideration for all services performed by him, the following compensation:
4.1Base Salary: The Company will pay the Executive an annual base salary of one million dollars ($1,000,000.00), before all applicable payroll deductions (“Base Salary”). This Base Salary will be paid in accordance with the usual payroll practices of the Company. During the Term, Executive’s Base Salary may be increased by the Board (or any duly constituted committee thereof) in its sole discretion. Executive’s Base Salary may not be decreased during the Term. The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.
4.2Bonus
(a)Subject to the provisions of Section 4.2(b) below, the Company shall, during the Term of this Agreement, pay or cause to be paid to the Executive an annual cash bonus with a target of 130% of the Base Salary (“Annual Bonus”). During the Term, Executive’s Annual Bonus target may be increased by the Board (or duly constituted committee thereof) in its sole discretion. Executive’s Annual Bonus target may not be decreased during the Term. In accordance with the Company’s governing documents, the amount of any such bonus shall be determined by the Board (or any duly constituted committee thereof) within its sole discretion based on target objectives and the overall performance of the Company which are mutually agreed upon by the Executive and the Board at the beginning of each fiscal year (but no later than March 15 of the applicable year).
(b)The Annual Bonus will be paid at such time or times as bonuses are paid to the Company’s senior management personnel and otherwise in accordance with the Company’s policies and practices; provided, that beginning in 2027, the Annual Bonus, if any, shall be paid on or before March 15 of the fiscal year following the year in which the Annual Bonus was earned to the extent payment on a later date would violate (if applicable to Executive) the provisions of Section 409A (as defined below); provided, further, that, except (i) as provided in Section 7, the Annual Bonus shall only become due to the extent the Executive remains employed by the Company through the end of the fiscal period to which it relates, or (ii) in the final year of the Term, a prorated Annual Bonus shall become due and payable in accordance with Section 7.2(c) below.
4.3Withholding: The Company may withhold from any compensation and benefits payable to the Executive all applicable federal, state and local withholding taxes.
4.4Long-Term Incentive: The Executive shall be eligible to receive long-term incentive compensation awards (“LTI”) pursuant to the Company’s Omnibus Incentive Plan (“LTIP”) (1) in such amounts as the Board determines in its discretion, and (2) on terms and conditions that are generally applicable to other senior executives of the Company. LTI awards shall be treated as provided under the terms of both the LTIP and the respective award agreement (as amended from time to time) except as otherwise provided herein. For the avoidance of doubt, any stock options, Performance Stock Units (“PSUs”) and (“RSUs”), which terms are defined in the LTIP, that are awarded to Executive are subject to Section 7 of this Agreement, which shall control in the event of conflict with the terms of the respective award agreement or the LTIP; provided however, in the event that a termination covered by Section 7.2 within twenty-four months following a Change of Control (as defined in Section 6 below) occurs, all such stock options, PSUs and RSUs shall immediately vest, and in the case of any PSUs, shall vest at the greater of target performance and actual performance based on the criteria set forth in the respective award agreement.
5.BENEFITS
5.1Benefit Programs. During the Term, the Executive will be entitled to participate in all employee incentive, pension and welfare benefit plans and programs made available generally to other employees of the Company, as such plans or programs may be in effect from time to time. For the avoidance of doubt, and except as set forth in Section 4.4 above, nothing contained in this Agreement shall require to Company to establish or maintain any such plan or program.
5.2Vacation Time. The Executive will be entitled to a minimum of five (5) weeks of paid time off (“PTO”) per year in alignment with the applicable Company policies pertaining to PTO for executive level employees.
5.3Business Expenses. The Company will pay for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time or such expense reimbursement policies as the Board may adopt from time to time.
6.TERMINATION
The Executive’s employment as both Chairman and CEO under this Agreement may be terminated as follows, but in the event of any such termination, the provisions of Sections 6, 7, 8 and 9 will survive the termination of the Executive’s employment and the expiration of the Term.
6.1Definitions.
(a)“Advance Notice Period” means a notice period of at least one hundred eighty (180) days’ prior to the Termination Date which can be extended in accordance with Section 7.3 (a).
(b)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c)“Cause” means: (i) the Executive’s refusal to comply with any lawful directive of the Board, which refusal is not cured by the Executive within thirty (30) days of written notice from the Company specifying the directive which Executive refused to substantially perform (other than a refusal resulting from Executive’s incapacity due to illness or injury); (ii) the Executive acts (including a failure to act) in a manner that constitutes willful misconduct or gross negligence in the performance of his duties as CEO; (iii) the Executive has committed an act of (A) theft, embezzlement, or material misrepresentation, in each case, in the performance of his duties as Executive related to the business of the Company; or (B) fraud; (iv) a material breach by the Executive of this Agreement or any fiduciary duty owed to the Company; (v) the Executive’s conviction (or the entry of a plea of a nolo contendere or equivalent plea) of a felony or criminal act involving fraud, material dishonesty or moral turpitude in a U.S. court of competent jurisdiction, or (vi) the Executive’s habitual or repeated performance of the Executive’s duties under the influence of, alcohol or controlled substances to the extent it adversely affects the Executive’s performance. Without limiting the other rights of the Company under this Section 6, in the event that Executive is arrested, indicted or charged with the commission of a felony described under Section 6(c)(v) above, the Company may in its sole discretion suspend the Executive’s employment without pay, and during any such period of suspension, disallow the continued vesting of any of his outstanding equity awards. Such period of suspension will remain effective until such time as the indictment or charge is either dismissed or a verdict of not guilty has been entered. A determination of Cause must be made in writing by a majority of the members of the Board (other than the Executive, who shall not participate in any deliberations of the Board with respect thereto) after the Executive has been given a reasonable opportunity to address members of the Board with respect thereto.
(d) “Change of Control” shall mean the occurrence of one or more of the following events:

(i)
Any transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities or the voting securities of the stockholders of the Company if, after such transfer, such person or group of affiliated persons would hold more than fifty percent (50%) of the outstanding voting securities of the Company or the Company’s stockholders (or the surviving entity or entities thereto);
(ii)    Any sale of all or substantially all of the assets of the Company other than to a person or group affiliated with the Company or controlled by or under common control with the Company or persons who hold more than fifty percent (50%) of the outstanding voting securities of the Company or the Company’s stockholders; or
(iii)     Any other event that the Board determines shall constitute a change in control for purposes of this Agreement.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
(e)“Disability” or “Disabled” means the Executive’s inability to substantially perform the duties set forth in Section 1 for a period of twelve (12) consecutive weeks, or a cumulative period of one hundred and eighty (180) business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity. If there should be a dispute between the Company and the Executive as to the Executive’s disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician shall be designated by TIRR Memorial Hermann in Houston, Texas. The parties agree to be bound by the final decision of such physician.
(f)“Good Reason” means the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this

Agreement, (ii) an reduction in the Executive’s Base Salary or target percentage for Executive’s Annual Bonus, (iii) the exclusion of Executive from an annual LTI opportunity otherwise provided to Company’s senior executives, subject to the award type (stock or cash), its performance provisions and its vesting schedule that is approved by the Compensation Committee at the time, (iv) the relocation or attempted relocation of Executive’s primary work location to a location that is more than 50 miles from the Executive’s then current work location; (v) a material reduction or diminution of the Executive’s duties, responsibilities or authorities which are caused by an act of the Company, including any material change in the reporting structure of or to Executive, or any assignment by the Company of duties materially inconsistent with Executive’s positions as Chairman and CEO; or (vi) the occurrence of a Change of Control which results in a reduction or diminution in the position, title and responsibilities of Executive with the surviving company. For the avoidance of doubt, the Board’s consultation with Company personnel with respect to any matter shall not be deemed a “change in the reporting structure of or to Executive” for purposes of the definition of “Good Reason” in clause (v) of this paragraph.
(g)“Notice of Termination” means the prior written notice of termination of the Executive’s employment by either Executive or the Company.
(h)“Termination Date” means the effective date of termination of the Executive’s employment and this Agreement, and which constitutes a “separation from service” for purposes of Section 409A, other than any surviving provisions.
6.2By the Company. The Company may terminate the employment of the Executive during the Term by delivery of a Notice of Termination or decide not to renew this Agreement by delivery of a Notice of Non-Renewal to the Executive.
(a)If the Company terminates the Executive’s employment for Cause, then the Notice of Termination may provide for an immediate Termination Date without a notice period, provided that the Executive has had the opportunity to address the Board pursuant to Section 6.2(a).
(b)If the Company terminates the Executive’s employment due to the Executive’s death, the Termination Date will be the date of the Executive’s death.
(c)If the Company terminates the Executive’s employment due to the Executive’s Disability, the Notice of Termination must provide a Termination Date that is at least ten days after the Executive has been determined to be Disabled.
(d)If the Company decides not to renew this Agreement, then the Notice of Non-Renewal must have been provided to the Executive at least ninety (90) days before the end of the Initial Employment Term or current Renewal Term with a Termination Date of the last day of the Initial Employment Term or such Renewal Term.
(e)If the Company terminates the Executive’s employment without Cause, during the Term, then the Notice of Termination must provide an Advance Notice Period, during which period the Executive’s employment and performance of services will continue; provided, however, that the

Company may, upon notice to the Executive and without reducing compensation during the Advance Notice Period, excuse the Executive from any or all of his duties during any Advance Notice Period.
6.3By the Executive. The Executive may terminate his employment by delivery of a Notice of Termination to the Company.
(a)If the Executive terminates his employment for Good Reason, the Executive must provide a Notice of Termination to the Company within ninety (90) days of when the existence of a Good Reason condition first arose, with a Termination Date that is at least thirty (30) days in the future from the date of such notice, in order to permit the Company at least thirty (30) days to cure the condition, if such condition can be cured. The Executive’s employment will terminate on the Termination Date specified in the Notice of Termination if (i) the Company does not cure the condition during such thirty (30)-day cure period (or earlier date that the Company notifies the Executive that it will not cure the condition) and (ii) the Executive does not rescind such termination prior to the Termination Date.
(b)If the Executive decides not to renew this Agreement, then the Notice of Non-Renewal must have been provided to the Company at least ninety (90) days before the end of the Initial Employment Term or current Renewal Term with a Termination Date of the last day of the Initial Employment Term or such Renewal Term.
(c)If the Executive terminates his employment without Good Reason, then the Executive’s Notice of Termination must provide at least ninety (90) days notice, during which period the Executive’s employment and performance of services will continue; provided, however, that the Company may, upon notice to the Executive and without reducing compensation during the ninety (90) day period, excuse the Executive from any or all of his duties during any ninety (90) day period.
7.TERMINATION PAYMENTS AND BENEFITS
In the event Executive’s employment with the Company is terminated, all compensation and benefits set forth in this Agreement will terminate as of the Termination Date except as specifically provided in this Section 7:
7.1Termination by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall forfeit any unvested Company Awards as defined in Section 7.2(g) below, and the Company shall:
(a)Pay his Base Salary through the Termination Date;
(b)Provide the Executive with all benefits and payments that are accrued but unpaid as of the Termination Date in accordance with this Agreement or the applicable benefit plans and programs of the Company, and
(c)Thereafter, the Company shall have no further obligation to make payments to the Executive hereunder.
7.2Termination by the Company without Cause, by the Executive with Good Reason, or Due to Non-Renewal by the Company. In the event the Executive’s employment is terminated by the

Company without Cause, by the Executive with Good Reason, or due to non-renewal by the Company, in addition to the payments described in Section 7.1(a) and (b) above, the following shall apply:
(a)The Company shall pay the Executive an amount equal to the sum of two times (or, if such termination of employment is within twenty-four months following a Change of Control, three times) his annual Base Salary (as in effect as of his Termination Date) in a single, lump sum payment (“Severance Payment”);
(b)The Company shall pay an amount equal to two times (or, if such termination of employment is within twenty-four months following a Change of Control, three times) his target Annual Bonus in accordance with Section 4.2 in a single, lump sum payment less applicable withholdings;
(c)The Company shall pay Executive his prorated Annual Bonus for the fiscal year in which the termination occurs in an amount equal to the Executive’s then applicable Annual Bonus target percentage multiplied by the Executive’s then applicable Base Salary multiplied by a fraction, the numerator of which is the number of days in the fiscal year beginning on the first day of the fiscal year through and including the Termination Date and the denominator of which is three hundred sixty five (365), which payment will be made less applicable withholdings; and
(d)The Company shall pay a lump sum cash payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his Company-provided group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by twenty-four (24) (or, thirty-six (36) if such termination of employment is within twenty-four months following a Change of Control), which payment will be made less applicable withholdings and regardless of whether the Executive elects COBRA continuation coverage within 60 days of the Termination Date.
(e)Unless otherwise provided in this Agreement, the Company shall provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
(f)The Company’s obligation to make any payments set out in Section 7.2 shall be contingent upon the Executive first executing a general release concerning the Executive’s employment in form and substance reasonably acceptable to the Company and the Executive, within forty-five (45) days following the Termination Date and not revoking such release during the seven (7)-day revocation period following execution of the release (“Release Consideration Period”). The Company shall pay any amounts due to be paid to the Executive under Section 7.2 within thirty (30) days after the release becomes fully effective. If the Release Consideration Period extends into the calendar year following the date of termination of employment, then any amounts due to be paid to the Executive under Section 7.2 shall not be made until the later calendar year regardless of when the release becomes effective.
(g)Executive’s current and future awards under the LTIP and special awards made outside of the LTIP (collectively “Company Awards” and individually, a “Company Award”) shall be subject to the following in the event that Executive’s employment is terminated by the Company without Cause, by the Executive with Good Reason, or due to non-renewal by the Company:
(i)Any Company Award made after the effective date of this Agreement (“Future Awards”) shall upon the Termination Date receive continued vesting as though Executive remained employed by the Company during the entire vesting period, in accordance with their terms with such awards considered earned as of the Termination Date but remaining subject to any performance criteria based on actual performance at the end of the applicable performance period. With respect to Future Awards, any outstanding options will vest immediately and the Executive shall be entitled to exercise these options for a period of six (6) months following the Termination Date;
(ii)Any Company Awards made in August 2023 and August 2024 shall continue to vest in accordance with their terms, notwithstanding Executive’s termination of employment, other than the options granted in August 2024, which will vest immediately and the Executive shall be entitled to exercise these options for a period of six (6) months following the Termination Date;
(iii)Regarding any Company Award made in August 2025, PSUs shall be entitled to prorated vesting based on the number of days employed in the performance period, with any awards remaining subject to performance criteria to be earned based on actual performance at the end of the applicable performance period, and RSUs shall vest immediately upon the Termination Date; and
(iv)Any existing unvested special awards made outside of the LTIP shall vest immediately upon the Termination Date.
7.3Termination Due to Non-Renewal by the Executive: In the event the Executive’s employment is terminated due to the Non-Renewal by the Executive by Notice of Non-Renewal pursuant to Section 6.3, the following shall apply:

(a)If the Executive remains employed by the Company during the entire Initial Employment Term, provides an Advanced Notice Period to the Company in advance of Executive’s non-renewal and intent to resign, and supports the CEO transition process by assisting the Company and Board in identifying a successor or interim CEO, who is approved by the Board at the time of the Executive’s termination, this shall be deemed a “qualifying retirement.” If the Board has not approved of a successor or interim CEO by the end of the Advanced Notice Period, then the Advanced Notice Period shall be extended for a period of time not to exceed ninety (90) days (Extended Advanced Notice Period) until a successor or interim CEO is approved by the Board. At the end of the Extended Advanced Notice Period, either by the approval of a successor or interim CEO by the Board, or by the ninetieth (90th) day following the Advanced Notice Period if no successor or interim CEO has been approved by the Board, the Executive’s non-renewal shall be deemed a “qualifying retirement.” If the conditions set out in the preceding sentences of Section 7.3(a) are met and contingent upon Executive’s compliance with the non-compete and non-solicitation obligations in Section 9 below for a period of one-year, Executive shall be entitled to continuing vesting of any Company Award as though Executive remained employed by Company during the entire vesting period, with any such awards remaining subject to performance criteria to be earned based on actual performance at the end of the applicable performance period and any options will vest immediately and the Executive will be entitled to exercise these options for a period of six (6) months following the Termination Date. The Company shall pay Executive’s Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid at the time of non-renewal. Company will pay executive a pro-rated Annual Bonus based on the number of days he was employed in the current fiscal year as compared to the number of days in that year.
(b)If the Executive remains employed by the Company during the entire Initial Employment Term, provides less than an Advanced Notice Period but not less than ninety (90) days’

notice to the Company in advance of Executive’s non-renewal and intent to resign, or does not support the CEO transition process by assisting the Company and Board in identifying a successor or interim CEO, , and contingent upon Executive’s compliance with the non-compete and non-solicitation obligations in Section 9 below for a period of one-year, the Executive shall be entitled to prorated vesting of any Company Award based on the number of days employed in the vesting or performance period as compared to the number of days in the entire vesting period, with any awards remaining subject to performance criteria to be earned based on actual performance at the end of the applicable performance period. The Company shall pay Executive’s Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid at the time of non-renewal.
(c)If the Executive provides notice of non-renewal and intent to resign prior to the conclusion of the Initial Employment Term, the Executive shall forfeit all unvested Company Awards. The Company shall pay Executive’s Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid at the time of non-renewal.
7.4Termination of Executive Due to Death or Disability. In the event the Executive’s employment is terminated due to the Executive’s death or Disability, in addition to the payments described in Section 7.1 (a) and (b) above, the following shall apply:
(a)The Company shall pay Executive’s Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid;
(b)The Company shall provide the Executive, his estate or personal representative with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder); and
(c)Executive’s Company Awards, to the extent then vested, shall remain vested in accordance with their terms and any unvested Company Awards shall continue to vest as though Executive remained employed by Company during the entire vesting period in accordance with the terms of any award and any options will vest immediately and the Executive’s estate will be entitled to exercise these options for a period of six (6) months following the Termination Date.
8.PROTECTION OF CONFIDENTIAL INFORMATION
The Company has provided to Executive prior to the date of this Agreement, the Executive is in possession of, and the Company will, on an ongoing basis during the term of this Agreement, provide to Executive (or provide the Executive with access to), Confidential Information which the Executive did not or would not have access to or knowledge of before such Confidential Information was provided or made accessible to Executive by the Company. “Confidential Information” means all confidential or proprietary information that relates to the business, technology, manner of operation, suppliers, customers, finances, investors, prospective investors, technical data, engineering data, project specifications and studies, employees, or business plans, proposals or practices of the Company or its subsidiaries (if any), and includes, without limitation, the identities of the Company’s suppliers, investors, prospective investors, customers and prospective customers, the Company’s business plans and proposals, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, and nonpublic financial information. Excluded from the definition of Confidential Information is (i) information that is or becomes generally known to the public, other than through the breach of this Agreement by the Executive and (ii) industry practices, standards and general operational procedures. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public.
8.1Non-Disclosure of Confidential Information: The Executive understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Executive acknowledges that in the course of employment with the Company, he has received and may receive Confidential Information of the Company. The Executive further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Executive agrees, during his employment, and at all times after the termination of his employment with the Company, that he will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by his work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information.
8.2Return of Company Property and Information: Upon the Company’s request at any time and for any reason, the Executive shall immediately (to the extent practicable) deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession to the extent they contain, reflect or substantially relate to Confidential Information. The Executive shall not retain any originals or copies, in electronic or printed form, of any documents or materials related to the Company’s business that the Executive came into possession of or created as a result of the Executive’s employment at the Company and Executive may be asked to certify in writing that he has not retained any such Confidential Information prior to the payment of any amounts pursuant to Section 7. The Executive acknowledges that such information, documents and materials are the exclusive property of the Company.
8.3Applicability: This Section 8 will survive the termination of this Agreement and the Executive’s employment with the Company. The covenants contained in this Section 8 are made by the Executive in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by Company in the Confidential Information and (iii) the compensation and other benefits afforded by Company to the Executive.
9.NONCOMPETITION AND NONSOLICITATION
9.1Applicability. This Section 9 will survive the termination of this Agreement and the Executive’s employment with the Company. The covenants contained in this Section 9 are made by the Executive in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by Company in the Confidential Information and (iii) the compensation and other benefits afforded by the Company to the Executive. To protect the Company’s Confidential Information, the Executive agrees that it is necessary to enter into the following restrictive covenants. The Executive agrees that these covenants are ancillary to the enforceable promises between Company and the Executive in Section 8.
9.2Definitions.
(a)“Competitive Business” means any business that is engaged in, has made a final investment decision for, or is seeking funding, permits or regulatory approvals for, (i) the development, construction and operation of a new, or an expansion of an existing, facility for the exportation from the United States of liquefied natural gas or (ii) any phase of such a liquefied natural gas development or expansion project described in (i) that involves the siting, design or construction of facilities for the production and export from the United States of liquefied natural gas by such business.
(b)“Developments” means all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein to the extent relating to the business of the Company.
(c)“Restricted Period” means the period commencing on the Effective Date and ending on the eighteen-month anniversary of the Termination Date.
(d)“Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity, (i) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant of the Company to leave the employ of, or stop providing services to, the Company; or (ii) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants of the Company.
9.3Noncompetition. The Executive agrees that (i) during the Restricted Period, other than in connection with his duties under this Agreement, he will not, without the prior written consent of the Company, directly or indirectly, engage in any employee, managerial, consulting, advisory or similar activities for or for the benefit of a Competitive Business and (ii) during the Restricted Period, other than ownership in the Company, he will not own, directly or indirectly, a Competitive Business or any interest therein. Notwithstanding the foregoing, the Executive shall be permitted during the Restricted Period to own, directly or indirectly, securities of any organization or entity, which are traded on any national securities exchange if the Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own five (5) percent or more of any class of securities of such organization or entity. Notwithstanding the foregoing, after the Term (including during the balance of Restricted Period), the Executive may be employed by or provide services to any (i) third-party service provider to the LNG industry, such as an EPC company, or (ii) any organization who engages in a Competitive Business but its primary line of business is not a Competitive Business if and for so long as he does not engage in or provide information or assistance to the Competitive Business line of business.
9.4Nonsolicitation. During the Restricted Period, other than in connection with his duties under this Agreement, the Executive will not engage in or attempt to engage in any Solicitation; provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Executive is associated, as long as he does not (a) directly or indirectly contact such employee prior to his departure from the Company or during the balance of the Restricted Period regarding such employee’s employment with such entities, or (b) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee. Responding to reference requests shall not be considered a Solicitation. For avoidance of doubt, for the purposes of this Section 9.4, (i) “employee” shall not include any employee of the Company that has not been employed by the Company for a period of at least thirty (30) days, and (ii) Solicitation will be not be considered to have occurred with respect to any agent of consultant to the Company merely because such agent or consultant is retained by such entity or entities.
9.5Ownership of Intellectual Property.
(a)All Developments made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company has taken material actions in order to prepare to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976 and shall be and hereby are the property of the Company.
(b)The Executive shall promptly disclose any material Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development.
(c)During the Term, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.
9.6Tolling. If an arbitrator determines that the Executive has violated Section 9.3 or 9.4, the Restricted Period as to that particular section will be tolled for the time period of non- compliance as specifically determined by the arbitrator.
9.7Equitable Relief: The Executive acknowledges that (i) the provisions of this Section 9 are essential to the Company; (ii) that the Company would not enter into this Agreement if it did not include this Section 9; and (iii) that damages sustained by the Company as a result of a breach of this Section 9 cannot be adequately remedied by monetary damages. Furthermore, the Executive agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 9.
9.8Contingent upon Compliance. The restrictive covenants imposed on Executive in this Agreement following any Termination Date shall be operable and effective only if the Company is in material compliance with its obligations under Section 7 and Section 10. In the event the Executive materially breaches any of his obligations under Section 9.4, then in addition to any other rights and remedies to which the Company is otherwise entitled, the Executive shall promptly pay to the Company any Severance Payment previously made to the Executive pursuant to Section 7.2.
10.Indemnification and D&O Insurance
10.1Indemnification. The Company shall, to the maximum extent not prohibited by law, indemnify, defend and hold Executive harmless if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor

(collectively, a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company or an affiliate, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding (collectively, “Losses”) incurred by the Executive provided that the Executive acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and provided further that the omission, act or conduct that was the basis for, or otherwise caused, the Losses did not constitute gross negligence, willful misconduct or fraud on the part of the Executive or its agent. The rights conferred upon Executive pursuant to this Section shall (i) not be deemed exclusive of any other rights which Executive may now or hereafter have under any law, bylaw, constituency document, agreement, vote of stockholders or disinterested directors or otherwise; (ii) continue as to Executive after Executive has ceased to be a director, officer, or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of Executive’s estate; and (iii) be enforceable by Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company.
10.2D&O Insurance. The Company shall purchase and maintain director and officer liability insurance throughout the term of this Agreement which covers Executive such terms and providing such further coverage as the Board determines is appropriate and the Executive shall be covered by such insurance on the same basis as the other officers of the Company and the Board of Directors.
11.FORM OF NOTICE
All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:
If to Executive:            Mr. Matthew K. Schatzman
***
***

If to the Company:    NextDecade Corporation
1000 Louisiana Street,
Suite 3300
Houston, Texas, USA 77002
Attention: General Counsel

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by electronic facsimile transmission, it shall be effective upon receipt.
12.ASSIGNMENT
This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or anyone or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction, provided such other person or entity expressly agrees to the enforceability of the terms and conditions hereunder against such other person or entity, as successor to the Company. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.
13.WAIVERS
No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.
14.AMENDMENTS IN WRITING
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive. Each amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.
15.APPLICABLE LAW; DISPUTE RESOLUTION
15.1Governing Law. This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any rules governing conflict of laws of the laws of any jurisdiction other than the State of Texas.
15.2Arbitration. Any controversy or claim arising out of or in relation to this Agreement, the Executive’s employment relationship with the Company or the termination hereof or thereof (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination) shall be resolved by confidential, binding arbitration, to be held in Houston, Texas, administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either the Company or the Executive may apply to any court of competent jurisdiction seeking an equitable remedy to enforce this Section 15.2 or injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.
16.COMPLIANCE WITH SECTION 409A.
16.1The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations or Treasury guidance issued thereunder (“Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments ultimately paid or provided to the Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of the Executive’s death), and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly.
16.2Each installment payment or other payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent that it is reasonably determined by the Company and Executive that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The Company reserves the right to amend the Agreement as it considers necessary or advisable to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.
17.SECTION 280G MATTERS
If any payment or payments required by this Agreement would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive shall either: (i) pay the Excise Tax, or (ii) have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section, including whether any payment is subject to an Excise Tax and, if so, the amount of any reduction required hereunder, shall be made by a nationally recognized United States public accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall provide their determination in writing and provide detailed supporting calculations to the Company and the Employee upon request. The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations and determination contemplated by this Section.
18.SEVERABILITY
If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (i) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (ii) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (iii) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.
19.COUNTERPARTS
This Agreement, and any amendment or modification entered into pursuant to Section 13 hereof, may be executed in any number of counterparts (including facsimile or electronically transmitted portable document (.pdf) counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument; provided that fax or electronically transmitted signatures of this Agreement shall be deemed the same as delivery of an original. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. At the request of either party, the parties will confirm fax or electronically transmitted signature pages by signing a duplicate original document.
20.NO CONFLICTING AGREEMENTS
The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

21.ENTIRE AGREEMENT
This Agreement on and as of the date hereof constitutes the entire agreement between the Company and the Executive relating to employment of the Executive with the Company, and supersedes and cancels any and all previous or contemporaneous contracts (including the Prior Agreement), arrangements or understandings, whether oral or written between the Company and the Executive relating to his employment with or termination from the Company.
The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement with effect as set forth above.
EMPLOYEE:

By: /s/ Matthew K. Schatzman
Matthew K. Schatzman
Date: April 15, 2026

NEXTDECADE CORPORATION

By: /s/ Vera de Gyarfas
Name: Vera de Gyarfas
Title: General Counsel and Corporate Secretary
Date: April 15, 2026